UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2010

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-159445	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 25, 2010, Industrial Income Trust Inc. (the “Company”), through one of its subsidiaries, acquired the Bell Gardens Industrial Park (“Bell Gardens”), which is comprised of three institutional quality warehouses / distribution properties located in the Bell Gardens submarket of Los Angeles County, California. Bell Gardens consists of approximately 263,000 square feet of rentable area on 11.5 acres.

The total purchase price was $15.5 million, exclusive of additional transfer taxes, due diligence and closing costs. Per the terms of an amended and restated advisory agreement, dated as of May 14, 2010, by and among the Company, Industrial Income Operating Partnership LP and Industrial Income Advisors LLC (the “Advisor”), the Company will pay an acquisition fee to the Advisor equal to 2.0% of the purchase price. The Company funded the acquisition using proceeds from its public offering. The seller of Bell Gardens, The Realty Associates Fund V, L.P., is not affiliated with the Company or its affiliates.

Bell Gardens is managed by the local office of Davis Partners, LLC.

Item 9.01.	Financial Statements and Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than November 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

August 27, 2010

	By:	/S/ THOMAS G. MCGONAGLE
	Name:	Thomas G. McGonagle
	Title:	Chief Financial Officer and Treasurer